EXHIBIT 1A - 3B

TECHSOUP

PATIENT CAPITAL NOTE

Principal Amount:	$ ___ .00	San Francisco, CA

	(Minimum investment for Note is $2,500.00)	Date (mm/dd/yyyy):___________

Borrower:	TechSoup Global	Lender Name:
	435 Brannan Street, Suite 100	Address:
San Francisco, California 94107

CONTINGENT PROMISE TO PAY: Subject to the contingencies and adjustments set forth below, and further subject to the Investment Subscription Agreement signed by Lender, TechSoup Global, a California nonprofit corporation (“Borrower” or “TechSoup”) promises to pay to                             (“Lender”), the principal amount of                                and 00/100 U.S. Dollars ($                .00) or such lesser amount as actually loaned by Lender to Borrower under this Note, together with interest at the fixed rate of three and one-half percent (3.5%) per annum on the unpaid principal balance (as it may be adjusted as set forth below) from this Note date until paid in full. Interest will be calculated based on actual days elapsed and a 365-day year. Borrower will pay Lender via ACH to Lender’s account information provided, or if no ACH has been provided, at Lender's address shown above or at such other place as Lender may designate in writing.

PROCEEDS OF THE NOTE: This Investment Note is one of a series of notes being issued by the Borrower for the specific purpose of funding the future strategic plans of TechSoup. The proceeds of this Loan and the proceeds of other loans in this series will be used in accordance with the TechSoup Offering Statement.

PAYMENTS OF PRINCIPAL AND INTEREST:

Interest - Annual interest payments will be due on June 30 of each year, and shall continue until the unpaid principal balance of this Note is paid in full. Borrower also has the option in the Investment Subscription Agreement to receive interest each year annually, accrue interest and receive all payments of interest at Maturity Date, or to treat the interest payments as a donation to TechSoup. If Borrower elects to reinvest accrued interest, the interest will be compounded annually and added to the principal balance of the Note on June 30 of each year. If Borrower elects to have the accrued interest treated as a donation to TechSoup, TechSoup will provide Borrower with appropriate documentation regarding such a donation.

Principal and Interest - All unpaid principal balance of this Note due and owing to Lender, as it may be adjusted in the manner set forth below, and together with any accrued but unpaid interest, will be due and payable within 60 days following Maturity Date. The Maturity Date is June 30, 2025, but may, upon written notice given to Lender at least 90 days prior to the Maturity Date, be automatically extended for an additional five (5) year term such that the new Maturity Date is on the fifth anniversary of the previous Maturity Date, unless Lender gives notice to Borrower not less than 30 days prior to the next Maturity Date that Lender does not wish to extend the Maturity Date.

To the extent such payment exceeds the amount of accrued interest owed to Investor as of each Payment Date, the excess payment will be deemed a repayment of principal and will reduce the principal balance due under this Note. Each payment to Lender will be accompanied by a statement summarizing payments since the previous Payment Date and indicating how each payment is calculated and how it is allocated between principal and interest.

Lender may also later elect to have interest and the unpaid principal become a donation to TechSoup, and if that option is elected, TechSoup will provide Lender with appropriate documentation regarding such a donation.

Notwithstanding any other provision contained herein, Borrower shall have the right to prepay any or all of the principal and outstanding interest owed hereunder at any time without penalty or premium.

NONRECOURSE: The Lender acknowledges and agrees that the Loan is unsecured and is made without recourse to the Borrower.

GOVERNING LAW: This Note has been drawn in and will be governed by the laws of the State of California.

COMMERCIAL LOAN: This is a commercial loan, and the proceeds of this loan will only be used for business purposes. This transaction is not a consumer transaction subject to California law, Federal Reserve Board Regulations, or any other “consumer protection” statues, regulations, or restrictions, without exception.

INCORPORATION OF ALL DISCUSSIONS: This Note supersedes all discussions and negotiations between Borrower and Lender concerning repayment of the indebtedness evidenced hereby.

ILLEGALITY: If any provision of this Note is held by a court of competent jurisdiction to be illegal or unenforceable, such provision will be deemed limited or excised from this Note to the least degree necessary to give effect to the intentions of the parties as expressed in this Note.

SUCCESSOR INTERESTS: The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and will inure to the benefit of Lender and its successors and assigns.

BORROWER:

TechSoup Global

Signature:
Name:
Title:
Date (mm/dd/yyyy):